Ford

NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD'S U.S. SALES DECLINED IN OCTOBER

Ford Motor Company's U.S. sales totaled 199,847 in October, down 26 percent compared with a year ago.
Ford Fusion, Mercury Milan, and Lincoln Zephyr arrive in dealer showrooms - and quickly depart.
Land Rover's record sales (up 40 percent) paced by new LR3 and Range Rover Sport.

DEARBORN, Mich., November 1 - U.S. consumers purchased 199,847 new vehicles from Ford, Lincoln, Mercury, Jaguar, Land Rover and Volvo dealers in October, down 26 percent compared with a year ago. Most models experienced sharp declines in October in the wake of this summer's strong sales.

Both car and truck sales were lower than a year ago, but cars fared better than trucks owing to contributions from new products. In October, all-new mid-size sedans arrived in dealer showrooms. Sales for the Ford Fusion (4,078), Mercury Milan (1,336), and Lincoln Zephyr (1,204) easily exceeded Ford's expectations.

"The Ford Fusion, Mercury Milan, and Lincoln Zephyr were notable exceptions to an otherwise slow month," said Steve Lyons, Ford group vice president, North America Marketing, Sales and Service. "Many Ford dealers likened the consumer response to Fusion as on par with the reception of the Ford Mustang a year ago."

Go to http://media.ford.com for news releases and high-resolution photographs.

The new Ford Mustang continued to post higher sales (up 22 percent) and the Ford Five Hundred and Mercury Montego full-size sedans, which also were introduced last October, registered higher sales than a year ago.

Land Rover dealers reported record October sales (up 40 percent) on the strength of its two new models - the LR3 and Range Rover Sport.

Go to http://media.ford.com for news releases and high-resolution photographs.